Exhibit 99

KOREN NAMED TITAN SENIOR CORPORATE CONTROLLER

QUINCY, Ill. - July 26, 2006 - Michael J. Koren has been promoted to Senior Corporate Controller at Titan International, Inc. The appointment to this position is effective immediately.
“I am pleased that Mike is taking on this new role within the Titan organization,” said Chairman and CEO Maurice M. Taylor Jr. “We are growing, and Mike will help us in our new, exciting future.”
Koren has more than 24 years experience in accounting and auditing. He earned his accounting degree from Moravian College in Bethlehem, Pennsylvania, and has been a Certified Public Accountant for more than 14 years. Koren earned his Master’s degree in business administration from Lehigh University in Bethlehem, Pennsylvania. Mike resides in Quincy, Illinois, with his wife Sue and their three sons, Jeremy, Nicholas and Brendan.
Koren began his 11-year career at Titan in July 1995 as manager of internal audit. In January 1997, he became controller of Titan Wheel Corporation of Illinois and has held that position to present. In Koren’s new roll, he will oversee all accounting functions at the corporate and subsidiary levels.
Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

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